                                                      Registration No. 333-36803
                                                Filed Pursuant to Rule 424(b)(3)

          Prospectus Supplement To Prospectus Dated September 29, 1997

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                    1,100,000 SHARES OF CLASS A COMMON STOCK

     The table setting forth the shares to be sold by the Selling Stockholders as set forth under "Selling Stockholders" in the Prospectus, dated September 29, 1997, of Apartment Investment and Management Company ("AIMCO") is hereby amended to revise the information related to Terry Considine, and add Titahotwo Limited Partnership RLLLP as a Selling Stockholder, as set forth below:

                                            Shares Owned Prior To          Shares Offered
Selling Stockholders                        the Offering (1)               Hereby (2)
--------------------                        ------------                   ----------
Terry Considine (3)                          728,077 (4)                   0
Titahotwo Limited Partnership RLLLP (5)     1,225,278 (6)                  684,578 (7)

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(1) Represents shares of Class A Common Stock currently owned, or issuable in exchange for an equal number of Partnership Common Units issued by AIMCO Properties, L.P. which are currently owned by the Selling Stockholder.

(2) The Selling Stockholders may sell some or all of the shares offered hereby. Therefore, no estimate can be given as to the number of shares that will be held by the Selling Stockholders upon termination of any offering made hereby.

(3) Mr. Considine is, and has been since July 1994, Chairman of the Board and Chief Executive Officer of AIMCO.

(4) Represents less than 1% of the shares of Class A Common Stock outstanding as of October 31, 2002.

(5) Mr. Considine is the general partner of, and owns a 1% interest in, Titahotwo Limited Partnership RLLLP.

(6) Represents approximately 1.3% of the shares of Class A Common Stock outstanding as of October 31, 2002.

(7) Titahotwo Limited Partnership RLLLP has pledged 660,000 shares to Merrill Lynch International Private Finance Limited ("MLI") to secure a loan. If a default under the loan occurs, MLI, its parent, Merrill Lynch & Co., Inc. or another subsidiary thereof may sell such shares.

          The date of this Prospectus Supplement is December 26, 2002.